Exhibit 8.1

CAPITAL INCREASE AGREEMENT

THIS CAPITAL INCREASE AGREEMENT (this “Agreement”) is entered into as of May 9, 2019 (“Effective Date”) by and between:

ILIFE International Investment Co., Ltd., a corporation duly organized and existing under the laws of Republic of China, having its principal office at 6F, No. 311 Section 3, Nan-King East Road, Taipei City, Taiwan (the “Party A”); and

Action Holdings Financial Limited, a corporation duly organized and existing under the laws of British Virgin Islands, having its principal office at TrustNet Chamber, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the “Party B”).

Each of Party A and Party B is referred to hereinafter as a “Party” and collectively as the “Parties.”

WHEREAS:

(A)	On November 14, 2018, Party A was established as a limited liability company duly incorporated and existing under the laws of the Republic of China (“ROC”), with its legal address at 7F, No. 311 Section 3, Nan-King East Road, Taipei City, Taiwan (the “Company”).

(B)	In light of the funding needs of the Company for its future development, the Parties wish to increase the Company’ s registered capital (the “Registered Capital”) from NTD$ 1,000,000 up to NTD$ 100,000,000 with the additional capital in the amount up to NTD$ 99,000,000 to be contributed by Party B (the “Capital Increase”). Accordingly, upon the completion of the Capital Increase by Party B, Party B’s Equity Interest in the Company will be 99%.

NOW, THEREFORE, The Parties hereby agree as follows:

1.	Definitions

1.1.	In this Agreement, unless the context otherwise specifies, the following terms shall have the meanings set forth below:

(a)	“Amended Business Certificate” means the amended business certificate of the Company issued by the Examination and Approval Authority after the Approval Date reflecting the Capital Increase.

(b)	“Approval Date” means the date of issuance of a document by the Examination and Approval Authority approving the Capital Increase, this Agreement, and the Articles Amendment Agreement, and without making any substantive amendments thereto.

(c)	“Articles Amendment Agreement” means the Amendment to the Articles of Association, dated the date hereof, by and between the Parties.

(d)	“Articles of Association” means the Memorandum and Articles of Association of the Company made on November 14, 2018, as amended by the Articles Amendment Agreement.

(f)	“Equity Interest” means the equity interest held by each Party in the Registered Capital.

(g)	“Examination and Approval Authority” means the Department of Commerce, Ministry of Economic Affairs or its relevant local counterpart that is legally authorized to approve the Capital Increase, this Agreement pursuant to Law.

(h)	“Law” means all applicable laws, regulations, rules and orders of any governmental authority, securities exchange or other self-regulatory body, including any ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment.

1.2.	The following principles for interpretation shall apply:

(a)	Any reference to a “company” in this Agreement shall be to a company or legal person entity incorporated in any relevant jurisdiction.

(b)	Any reference to a “director” in this Agreement shall include reference to a proxy or proxy director (if relevant).

(c)	Headings set forth in this Agreement shall not affect the interpretation or construction of this Agreement.

(d)	“Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)	References to any government ministry, agency, department or authority shall be construed as references to the duly appointed successor ministry, agency, department or authority of such ministry, agency, department or authority where the context permits.

(f)	Each attachment and appendix hereunder shall constitute an integral part of this Agreement.

2.	Capital Contribution

(a)	The contribution to the Registered Capital subscribed by Party B shall be up to NTD$ 99,000,000 at Party B’s sole discretion.

(b)	The contribution of the Party B to the Registered Capital may be paid prior to April 14, 2020.

3.	Representations and Warranties

Each Party represents, warrants and covenants to the other Party, with respect to itself, as follows:

(a)	Each Party is a company duly organized, validly existing and in good legal standing as an independent legal person under the laws of the jurisdiction of its incorporation, and has the corporate power and lawful authority to conduct its business in accordance with its Business Certificate, articles of association, company ordinance or other similar corporate constitutional documents;

(b)	Each Party has the full right, power and authority to enter into this Agreement and to perform fully its obligations hereunder;

(c)	This Agreement has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party and approval by the Examination and Approval Authority, constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms and pursuant to legal procedures;

(d)	Neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, or result in a breach of or constitute a default under any provisions of the Business Certificate, resolutions of the shareholders’ meetings or the board of directors, certificate of incorporation, articles of association, company ordinance or similar constitutional documents of such Party, as the case may be, or any law, regulation, rule, authorization or approval of any government agency or authority or any contract or agreement to which such Party is a party or by which it is bound;

(e)	As of the date of this Agreement, there is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Party, threatened against such Party with respect to the subject matter of this Agreement or that would negatively affect in any way such Party’s ability to enter into or perform this Agreement, and if any such lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation should come to the knowledge of such Party after the date of this Agreement it shall promptly notify the other Party and provide the other Party with detailed information with respect to such matter;

(f)	All documents, statements and information of, or derived from, any governmental body in the possession of such Party relating to the transactions contemplated in this Agreement have been disclosed to the other Party or will be promptly disclosed to the other Party to the extent that they first come to the attention to such Party after the date of this Agreement, and no document previously provided by such Party to the other Party contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading; and

(g)	Such Party has procured all requisite permits and approvals from the relevant governmental departments to cooperate with the Company and the other Party in accordance with the provisions of this Agreement and that such permits and approvals shall be valid and in full force and effect.

4.	Termination

4.1.	Effective Date; Termination

This Agreement shall become effective upon execution hereof by the Parties and shall continue in force until terminated in accordance with Section 4.2.

4.2.	Termination after the Contribution

This Agreement may be terminated by mutual written consent of both Parties.

4.3.	Effect of Termination

If this Agreement is terminated pursuant to Section 4.2, the Company shall, and the Parties shall cause the Company to, repay to Party B the Contribution within ten (10) days after the termination of this Agreement by wire transfer of immediately available funds to the account designated by Party B in writing. After Party B has been repaid the Contribution in accordance with this Section 4.3, the Parties shall apply to the relevant governmental authorities to withdraw the application for any approvals or registrations in connection with the Capital Increase and take any and all other actions required to unwind the transactions contemplated hereby.

4.4.	Rights of Each Party

Any right of termination convened upon each Party under this Agreement shall be in addition to and without prejudice to all other rights and remedies available to such Party.

5.	Governing Law

The formation, validity, interpretation, performance, modification and termination of this Agreement and settlement of disputes under this Agreement shall all be governed by the officially published and publicly available Laws of Republic of China. When the officially published and publicly available Laws of Republic of China do not cover a certain matter, international legal principles and practices shall apply.

6.	Miscellaneous

6.1.	Amendment

Amendments to this Agreement may only be made by a written agreement signed by each Party.

6.2.	Costs and Expenses

The costs and expenses incurred by each Party in connection with the preparation and negotiation of this Agreement and its performance under this Agreement or the consummation of the transactions contemplated hereby, including all fees and expenses of the Parties’ agents, representatives, legal advisors and accountants, shall be borne by such Party.

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The Parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.

Party A:	Party B:

ILIFE International Investment Co., Ltd.	Action Holdings Financial Limited

Signature: /s/	Signature: /s/

Name: Wen-Zhe Shen	Name: Yi-Hsiao, Mao